EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 5, 2026

Centrus Reports Second Quarter 2026 Results

•Revenue of $176.1 million, compared to revenue of $154.5 million in Q2 2025
•GAAP net income of $16.8 million compared to GAAP net income of $28.9 million in Q2 2025
•Non-GAAP adjusted net income (1) of $38.7 million, compared to non-GAAP adjusted net income(1) of $34.5 million in Q2 2025
•Signed $900 million High-Assay, Low-Enriched Uranium (HALEU) Enrichment award contract with U.S. Department of Energy
•Grew contingent Low-Enriched Uranium (LEU) and HALEU enrichment backlog to $3.0 billion
•Selected Geiger Brothers as construction contractor for major uranium enrichment plant expansion
•Signed first-of-a-kind, large-scale commercial HALEU supply agreement that potentially includes prepayments
•Raising full year 2026 hiring guidance in Piketon, Ohio
•Expecting completion of first new centrifuge in Oak Ridge, Tennessee, by year-end 2026

BETHESDA, Md. - Centrus Energy Corp. (NYSE: LEU) (“Centrus” or the “Company”) today reported second quarter 2026 results. The Company reported net income of $16.8 million for the three months ended June 30, 2026, which is $0.85 (basic) and $0.77 (diluted) per common share. This translates to adjusted net income(1) of $38.7 million for the three months ended June 30, 2026, which is adjusted EPS(1) of $1.95 (basic) and $1.77 (diluted) per common share.

“This was another strong quarter of financial and operational progress for Centrus that included a number of commercial wins for our future enrichment business as we capitalize on strong industry tailwinds and our operational momentum,” said Centrus Energy President and CEO Amir Vexler.

“Operationally we continued on full-execution mode for our centrifuge manufacturing and expansion programs. Our strategy includes risk-reducing measures like locking in a majority of the suppliers deemed critical with larger commitments to help insulate the project from potential price fluctuations. Simultaneously, we further strengthened our financial position by signing our HALEU award while securing possible prepayments from offtakers. Our progress has allowed us to announce that our first new centrifuge will be competed in Oak Ridge before the end of the year.

“In general, we continue to see healthy demand momentum with consistent constrained supply, resulting in upward pressure on SWU prices. Our operational progress coupled with strong demand signals across all our end-markets has provided Centrus with strong backlog growth and momentum, and we look forward to further capitalizing on our position as the only publicly-traded, proven enricher in the market.”

(1)A reconciliation of non-GAAP results are detailed in the Financial Results section. Additional information can be found in the materials on the Centrus investor relations website at https://investors.centrusenergy.com.

Financial Results

Centrus generated total revenue of $176.1 million and $154.5 million for the three months ended June 30, 2026 and 2025, respectively, an increase of $21.6 million (or 14%).

Revenue from the LEU segment was $153.4 million and $125.7 million for the three months ended June 30, 2026 and 2025, respectively, an increase of $27.7 million (or 22%). The Company had uranium revenue of $53.4 million for the three months ended June 30, 2026. Separative work units (SWU) revenue decreased by $25.7 million as a result of a 23% decrease in the volume of SWU sold, partially offset by a 3% increase in the average price of SWU sold.

Revenue from the Technical Solutions segment was $22.7 million and $28.8 million for the three months ended June 30, 2026 and 2025, respectively, a decrease of $6.1 million (or 21%). The decrease in revenue was primarily attributable to a $5.9 million decrease in revenue generated by the HALEU production contract with the Department of Energy (“DOE”) signed in 2022 (“HALEU Operation Contract”), while the remaining change was related to other contracts. Revenue from the HALEU Operation Contract is recorded on a cost-plus-incentive-fee basis and includes a target fee for Phases 2 and 3 of the contract.

Cost of sales for the LEU segment was $101.8 million and $75.0 million for the three months ended June 30, 2026 and 2025, respectively, an increase of $26.8 million (or 36%). Uranium costs increased primarily as a result of an increase in the volume of uranium sold. SWU costs decreased as a result of a 23% decrease in the volume of SWU sold, partially offset by a 13% increase in the average unit cost of SWU sold.

Cost of sales for the Technical Solutions segment was $24.4 million and $25.6 million for the three months ended June 30, 2026 and 2025, respectively, a decrease of $1.2 million (or 5%). The decrease was primarily attributable to a $1.9 million decrease in costs incurred under the HALEU Operation Contract, while the remaining change was generally attributable to other contracts.

The Company recognized gross profit of $49.9 million and $53.9 million for the three months ended June 30, 2026 and 2025, respectively, a decrease of $4.0 million (or 7%).

Gross profit for the LEU segment was $51.6 million and $50.7 million for the three months ended June 30, 2026 and 2025, respectively, an increase of $0.9 million (or 2%). LEU customers generally have multi-year contracts that carry annual purchase commitments, not quarterly commitments. The gross profit in our LEU business varies based upon the timing of those contracts. The pricing applied to deliveries varies depending upon the market conditions at the time the contract was signed. The increase for the three months ended June 30, 2026 was primarily due to the change in the composition of contracts quarter over quarter.

Gross profit (loss) for the Technical Solutions segment was a loss of $1.7 million and profit of $3.2 million for the three months ended June 30, 2026 and 2025, respectively, a decrease of $4.9 million (or 153%). The decrease was primarily attributable to the HALEU Operation Contract.

Net income was $16.8 million and $28.9 million for the three months ended June 30, 2026 and 2025, respectively, a decrease of $12.1 million (or 42%). The decrease was primarily attributable to an increase in selling general, and administrative costs of $12.8 million (driven by the $17.2 million increase in stock-compensation expense related to non-employee tax withholdings of RSUs), an increase in advanced technology costs of $7.5 million and a decrease in gross profit of $4.0 million. This was partially offset by an increase of $8.3 million in investment income and a decrease of $3.7 million in income tax expense.

Backlog

The Company’s backlog across both segments is $4.5 billion as of June 30, 2026 and extends to 2040. Our LEU segment backlog as of June 30, 2026 is approximately $3.7 billion. The LEU backlog is the estimated aggregate dollar amount of revenue for future SWU and uranium deliveries primarily under medium and long-term contracts with fixed commitments and approximately $3.0 billion in contingent LEU and HALEU sales commitments, $2.4 billion of which are under definitive agreements, in support of potential construction of LEU and HALEU production capacity at the Piketon, Ohio facility. The contingent sales commitments tend to relate to achievement of operational milestones. Our Technical Solutions segment backlog is approximately $0.8 billion as of June 30, 2026, and includes both funded amounts (services for which funding has been both authorized and appropriated by the customer), unfunded amounts (services for which funding has not been appropriated), and unexercised options. The current DOE budget proposed for fiscal year 2027 does not include further funding for the operation of the HALEU cascade under the HALEU Operation Contract, which represents approximately $0.8 billion of the Technical Solutions backlog as of June 30, 2026. Separately, DOE has communicated that it does not currently intend to exercise further options under the HALEU Operation Contract.

2026 Outlook

The Company is updating some of its financial and operational guidance for the full year 2026 based on information available to the Company at the time of this release.

Financial 2026 Outlook
For the full year 2026, on a consolidated basis, Centrus expects:
•Total revenue to be in the range of $450 million to $500 million
•Total capital deployment to be in the range of $350 million to $500 million, driven by increased investment in the Company’s industrial build out related to its centrifuge manufacturing

Operational 2026 Outlook
For the full year 2026, on a consolidated basis, Centrus expects to:
•Finalize contracts with all partners identified as critical to its industrial build out
•Hire at least 100 net new employees for its Oak Ridge, Tennessee, facility
•Hire at least 175 net new employees for its Piketon, Ohio, facility up from 100 net new employee hires
•Release a Certified for Construction package
•Complete its first centrifuge in Oak Ridge, Tennessee

The Company’s 2026 guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from these expectations could cause differences between this guidance and the ultimate results. This includes the assumption of no significant change in restrictions in our ability to receive and sell Russian LEU or other uranium products, no significant economic disruptions or downturns, the successful implementation of our planned expansion projects, and that current business operations will continue on an ongoing basis.

About Centrus Energy Corp.

Centrus Energy is a trusted American supplier of nuclear fuel and services for the nuclear power industry, helping meet the growing need for clean, affordable, carbon-free energy. Since 1998, the Company has provided its utility customers with more than 1,850 reactor years of fuel, which is equivalent to more than 7 billion tons of coal.

With world-class technical and engineering capabilities, Centrus is pioneering production of High-Assay, Low-Enriched Uranium and is leading the effort to restore America’s uranium enrichment capabilities at scale so that we can meet our clean energy, energy security, and national security needs. Find out more at www.centrusenergy.com or follow us on LinkedIn and X.

Forward-Looking Statements:

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements related to future events, which may impact our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. These forward-looking statements are based on information available to us as of the date of this news release and represent management’s current views and assumptions with respect to future events and operational, economic and financial performance. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control and which may be exacerbated by any worsening of the global business and economic environment including but not limited to, risks and uncertainties related to the following:

•the war in Ukraine and other geopolitical conflicts, including the resulting bans, laws, tariffs, sanctions or other government measures, and actions by third parties, including contractual counterparties, as a result of such conflicts that could directly or indirectly impact our ability to obtain, deliver, transport, sell or collect payment for, LEU or the SWU and natural uranium hexafluoride components of LEU;
•our reliance on third party suppliers to provide essential products and services to us;
•restrictions on imports and exports, including those imposed under the RSA, and related to international trade legislation;
•our lease to our facility in Piketon, Ohio and our government contracts, including related to government shutdowns, changes to the U.S. government’s appropriated funding levels for HALEU and the government’s inability to satisfy its obligations;
•our receipt of additional task orders under the HALEU Production Contract, LEU Production Contract and HALEU Deconversion Contract and, if awarded, the nature, timing and amount thereof;
•our ability to obtain new contracts or funding to be able to continue operations;

•whether or when government demand for HALEU or LEU for government or commercial uses will materialize and at what level;
•the impact and potential extended duration of a supply/demand imbalance in the market for LEU;
•significant competition from major LEU producers, including foreign competitors, who may be less cost sensitive than we are;
•limitations on our ability to compete in foreign markets;
•pricing trends and demand in the uranium and enrichment markets, especially in light of the potential of limited supply and our dependence on others for deliveries of LEU;
•our ability to successfully implement our planned expansion projects in Piketon, Ohio and Oak Ridge, Tennessee, including our ability to raise the capital necessary for such projects;
•our ability to successfully integrate artificial intelligence technologies into our operations;
•natural and other disasters;
•pandemics and other health crises;
•the fact that our revenue is largely dependent on our largest customers and our sales backlog;
•our long-term liabilities, including our postretirement health and life benefit obligations, our 0% Convertible Notes and our 2.25% Convertible Notes;
•failures or security, including cybersecurity, breaches of our information technology systems; and
•the impact of, or changes to, government regulation and policies or interpretation of laws or regulations, including by the U.S. Securities and Exchange Commission, the DOE, the U.S. Department of Commerce, and the U.S. Nuclear Regulatory Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this news release and in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2025, under Part II, Item 1A - “Risk Factors” in our Quarterly report on Form 10-Q for the quarter ended March 31, 2026, under Part II, Item 1A - “Risk Factors” in our Quarterly report on Form 10-Q for the quarter ended June 30, 2026, and our filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release, except as required by law.

Contacts:

Investors and Media: Neal Nagarajan at NagarajanNK@centrusenergy.com

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited; in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Separative work units	$100.0	$125.7	$141.6	$177.0
Uranium	53.4	—	56.4	—
Technical solutions	22.7	28.8	54.8	50.6
Total revenue	176.1	154.5	252.8	227.6
Cost of Sales:
Separative work units and uranium	101.8	75.0	118.5	95.1
Technical solutions	24.4	25.6	52.9	45.7
Total cost of sales	126.2	100.6	171.4	140.8
Gross profit	49.9	53.9	81.4	86.8
Advanced technology costs	10.8	3.3	29.7	6.3
Selling, general and administrative	26.2	13.4	36.2	21.7
Amortization of intangible assets	2.5	3.7	4.3	4.8
Operating income	10.4	33.5	11.2	54.0
Nonoperating components of net periodic benefit loss	1.0	1.0	2.0	1.9
Interest expense	4.2	3.1	8.2	6.5
Investment income	(16.3)	(8.0)	(33.3)	(15.3)
Extinguishment of long-term debt	—	—	—	(11.8)
Other (income) expense, net	(0.1)	—	0.2	0.1
Income before income taxes	21.6	37.4	34.1	72.6
Income tax expense	4.8	8.5	7.3	16.5
Net income and comprehensive income	$16.8	$28.9	$26.8	$56.1

Net income per share:
Basic	$0.85	$1.63	$1.35	$3.23
Diluted	$0.77	$1.59	$1.21	$3.22
Average number of common shares outstanding (in thousands):
Basic	19,879	17,703	19,826	17,344
Diluted	21,891	18,121	22,114	17,406

CENTRUS ENERGY CORP.
NON-GAAP ADJUSTED OPERATING INCOME, ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE RECONCILIATION TABLE

The Company measures Operating Income, Net Income and Net Income per Share both on a GAAP basis and on an adjusted basis (“Adjusted Operating Income”, “Adjusted Net Income” and “Adjusted Net Income per Share”) to exclude short-term, non-capitalizable costs related to the expansion of our operations in Piketon, Ohio and Oak Ridge, Tennessee to scale up uranium enrichment operations (“Growth Costs”) and stock-based compensation. Growth Costs relate to the initial phase of our expansion projects (e.g. manufacturing readiness and the training and onboarding of new employees) and are included as Advanced Technology Costs on the Condensed Consolidated Statements of Operations and Comprehensive Income. The Company expects to stop expensing Growth Costs as costs related to our expansion projects become capitalizable. We incur expense related to stock-based compensation which are included as Selling, General and Administrative expense on the Condensed Consolidated Statements of Operations and Comprehensive Income.

We believe Adjusted Operating Income, Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP financial measures, provide investors with additional understanding of the Company’s overall financial performance as well as its strategic financial planning analysis and period-to-period comparability. These metrics are useful to investors because they reflect how management evaluates the Company’s ongoing operating performance from period-to-period after removing certain transactions and activities that affect comparability of the metrics and are not reflective of the Company’s core operations.

Our calculation of Adjusted Operating Income, Adjusted Net Income, and Adjusted Net Income per Share may not be comparable to similarly named measures reported by other companies.

The following tables present a reconciliation of the operating income, the most directly comparable GAAP measure, to Adjusted Operating Income, a reconciliation of the net income, the most directly comparable GAAP measure, to Adjusted Net Income, and a reconciliation of the net income per share, the most directly comparable GAAP measure, to Adjusted Net Income Per Share, for each of the periods indicated:

Three Months Ended June 30, 2026 Compared with Three Months Ended June 30, 2025

	Three Months Ended June 30, 2026				Three Months Ended June 30, 2025
	GAAP	Growth Costs	Stock-Based Compensation	Adjusted (Non-GAAP)	GAAP	Growth Costs	Stock-Based Compensation	Adjusted (Non-GAAP)
Gross profit	$49.9	$—	$—	$49.9	$53.9	$—	$—	$53.9
Advanced technology costs	10.8	(10.6)	—	0.2	3.3	(3.1)	—	0.2
Selling, general and administrative	26.2	—	(17.7)	8.5	13.4	—	(4.2)	9.2
Amortization of intangible assets	2.5	—	—	2.5	3.7	—	—	3.7
Operating income	10.4	10.6	17.7	38.7	33.5	3.1	4.2	40.8
Nonoperating components of net periodic benefit loss	1.0	—	—	1.0	1.0	—	—	1.0
Interest expense	4.2	—	—	4.2	3.1	—	—	3.1
Investment income	(16.3)	—	—	(16.3)	(8.0)	—	—	(8.0)
Other (income) expense, net	(0.1)	—	—	(0.1)	—	—	—	—
Income before income taxes	21.6	10.6	17.7	49.9	37.4	3.1	4.2	44.7
Income tax expense	4.8	2.4	4.0	11.2	8.5	0.7	1.0	10.2
Net income and comprehensive income	$16.8	$8.2	$13.7	$38.7	$28.9	$2.4	$3.2	$34.5

Net income per share:
Basic	$0.85	$0.41	$0.69	$1.95	$1.63	$0.14	$0.18	$1.95
Diluted	$0.77	$0.37	$0.63	$1.77	$1.59	$0.13	$0.18	$1.90
Average number of common shares outstanding (in thousands):
Basic	19,879	—	—	19,879	17,703	—	—	17,703
Diluted	21,891	—	—	21,891	18,121	—	—	18,121

Six Months Ended June 30, 2026 Compared with Six Months Ended June 30, 2025

	Six Months Ended June 30, 2026				Six Months Ended June 30, 2025
	GAAP	Growth Costs	Stock-Based Compensation	Adjusted (Non-GAAP)	GAAP	Growth Costs	Stock-Based Compensation	Adjusted (Non-GAAP)
Gross profit	$81.4	$—	$—	$81.4	$86.8	$—	$—	$86.8
Advanced technology costs	29.7	(27.6)	—	2.1	6.3	(4.4)	—	1.9
Selling, general and administrative	36.2	—	(18.1)	18.1	21.7	—	(4.7)	17.0
Amortization of intangible assets	4.3	—	—	4.3	4.8	—	—	4.8
Operating income	11.2	27.6	18.1	56.9	54.0	4.4	4.7	63.1
Nonoperating components of net periodic benefit loss	2.0	—	—	2.0	1.9	—	—	1.9
Interest expense	8.2	—	—	8.2	6.5	—	—	6.5
Investment income	(33.3)	—	—	(33.3)	(15.3)	—	—	(15.3)
Extinguishment of long-term debt	—	—	—	—	(11.8)	—	—	(11.8)
Other (income) expense, net	0.2	—	—	0.2	0.1	—	—	0.1
Income before income taxes	34.1	27.6	18.1	79.8	72.6	4.4	4.7	81.7
Income tax expense	7.3	6.2	4.1	17.6	16.5	1.0	1.1	18.6
Net income and comprehensive income	$26.8	$21.4	$14.0	$62.2	$56.1	$3.4	$3.6	$63.1

Net income per share:
Basic	$1.35	$1.08	$0.71	$3.14	$3.23	$0.20	$0.21	$3.64
Diluted	$1.21	$0.97	$0.63	$2.81	$3.22	$0.20	$0.21	$3.63
Average number of common shares outstanding (in thousands):
Basic	19,826	—	—	19,826	17,344	—	—	17,344
Diluted	22,114	—	—	22,114	17,406	—	—	17,406

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2026	2025
OPERATING
Net income	$26.8	$56.1
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	5.1	5.4
Deferred tax assets	7.0	15.5
Equity-related compensation	18.1	4.7
Revaluation of inventory borrowings	(0.6)	3.6
Gain on extinguishment of 8.25% Notes	—	(11.8)
Amortization of debt issuance costs and discount	2.7	—
Other reconciling adjustments, net	0.2	1.3
Changes in operating assets and liabilities:
Accounts receivable	5.1	48.6
Inventories	(92.5)	(221.5)
Inventories owed to customers and suppliers	43.0	111.2
Other current assets	(0.6)	1.3
Accounts payable and other liabilities	(5.3)	(6.1)
Payables under inventory purchase agreements	16.4	97.6
Deferred revenue and advances from customers, net of deferred costs	(38.4)	(12.6)
Pension and postretirement benefit liabilities	(3.7)	(3.9)
Other changes, net	—	(0.1)
Cash (used in) provided by operating activities	(16.7)	89.3

INVESTING
Capital expenditures	(94.8)	(5.7)
Cash used in investing activities	(94.8)	(5.7)

FINANCING
Proceeds from the issuance of common stock, net	53.9	139.9
Common stock withheld for tax obligations under stock-based compensation plan	(0.4)	(2.5)
Payment of interest classified as debt	—	(3.5)
Payment of principal to redeem 8.25% Notes	—	(74.3)
Cash provided by financing activities	53.5	59.6

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.2)	(0.2)

(Decrease) Increase in cash, cash equivalents and restricted cash	(58.2)	143.0
Cash, cash equivalents and restricted cash, beginning of period	1,960.1	704.0
Cash, cash equivalents and restricted cash, end of period	$1,901.9	$847.0

	Six Months Ended June 30,
	2026	2025

Supplemental cash flow disclosures:
Cash paid for interest	$4.5	$4.4
Cash paid for income taxes
Federal	$—	$—
State	$0.2	$0.3
Foreign	$—	$—

Non-cash activities:
Adjustment of right to use lease assets from lease modification	$—	$1.3
Property, plant and equipment included in accounts payable and accrued liabilities	$21.0	$0.6
Reclassification of equity-based compensation from equity to liability	$0.8	$—

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,868.5	$1,957.2
Accounts receivable	25.6	30.7
Inventories	377.1	322.9
Deferred costs associated with deferred revenue	33.2	40.9
Other current assets	12.7	11.9
Total current assets	2,317.1	2,363.6
Property, plant and equipment, net of accumulated depreciation of $7.5 million and $6.7 million as of June 30, 2026 and December 31, 2025, respectively	142.5	29.5
Deposits for financial assurance	33.2	2.7
Intangible assets, net	16.9	21.2
Deferred tax assets	15.0	21.9
Other long-term assets	6.3	7.0
Total assets	$2,531.0	$2,445.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$74.0	$41.6
Payables under inventory purchase agreements	34.8	18.5
Inventories owed to customers and suppliers	235.7	192.7
Deferred revenue and advances from customers	85.0	131.1
Short-term inventory loans	—	38.9
Current debt	—	—
Total current liabilities	429.5	422.8
Long-term debt	1,177.5	1,174.8
Postretirement health and life benefit obligations	68.8	72.2
Pension benefit liabilities	2.9	3.0
Other long-term liabilities	6.9	8.0
Total liabilities	1,685.6	1,680.8

Stockholders’ equity:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 19,233,658 and 18,945,365 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	1.9	1.9
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 719,200 shares issued and outstanding as of June 30, 2026 and December 31, 2025	0.1	0.1
Excess of capital over par value	815.9	762.3
Retained earnings	28.3	1.5
Accumulated other comprehensive loss	(0.8)	(0.7)
Total stockholders’ equity	845.4	765.1
Total liabilities and stockholders’ equity	$2,531.0	$2,445.9